Exhibit 99.1

                     Harrington West Announces Earnings for
      the March 2007 Quarter and Declares a Regular Dividend Per Share of
                              12.5 Cents Per Share



    SOLVANG, Calif.--(BUSINESS WIRE)--April 24, 2007--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned $1.9 million or 33 cents per share on a fully diluted basis in the March 2007 quarter compared with $2.1 million and 38 cents per diluted share in the March 2006 quarter. No gains or losses were realized on investment securities in the March 2007 quarter, whereas 3 cents per share on a fully diluted basis of gains on securities and total return swaps were realized in the March 2006 quarter. Return on average equity was 10.92% in the March 2007 quarter compared with 14.02% in the March 2006 quarter. Book value per share was $12.48 at March 31, 2007 compared to $11.51 at March 31, 2006. HWFG's Board of Directors declared a regular quarterly dividend of
12.5 cents per share payable on May 11, 2007 to holders of record on May 4, 2007. The repurchase program of up to 200,000 shares announced on May 3, 2005 remains in effect. No HWFG shares have been repurchased under this program.

    The financial highlights and developments in the quarter included the following:

    -- Asset quality remains favorable with only $95 thousand of non performing assets at March 31, 2007 versus $98 thousand and $1.5 million at December 31, 2006 and March 31, 2006, respectively. HWFG added $100 thousand to its allowance for loan losses, bringing its balance to $6.0 million or .79% of loans. HWFG is not a program originator of sub-prime, interest only, and low documentation mortgage loans and focuses on diversity of the loan portfolio through its real estate, business, and consumer lending programs.

    -- Net loan balances at March 31, 2007 were $754.3 million, up 10.3% from March 31, 2006 and relatively stable as compared to December 31, 2006. In the March 2007 quarter, several large principal reductions of commercial lines of credit and the unanticipated pay-off of a few commercial real estate term loans with prepayment penalties were realized near the end of the period. HWFG continues to maintain a diversified loan origination pipeline comparable to recent quarters.

    -- Deposit balances at March 31, 2007 were $733.1 million, up 5.2% from March 31, 2006 and relatively stable as compared to December 31, 2006. Average non-interest bearing deposits were $49.4 million in the March 31, 2007 quarter, up 1.7% from the March 2006 quarter but down marginally from the December 2006 quarter. HWFG has recently implemented programs that are focused on growing low and non costing deposits and lowering its overall savings cost to borrowing rates.

    -- HWFG's investment portfolio was $290.2 million at March 31, 2007, down $20.4 million from December 31, 2006 and $76.9 million from March 31, 2006, due to principal reductions from payoffs and sales, net of purchases. Over the last 2 years, HWFG has reduced its investments as investment spreads tightened and the risk reward tradeoff became less favorable to allow for the reinvestment of equity capital in the core franchise of loans and deposits. In recent weeks, high credit quality investment grade spreads in some sectors have become somewhat more attractive for reinvestment.

    -- Net interest income was $7.7 million in the March 2007 quarter versus $7.6 million in the December 2006 quarter and $7.8 million in the March 2006 quarter. Net interest margin was 2.80% in the March 2007 quarter consistent with 2.81% in the December 2006 quarter and 2.83% in the March 2006 quarter.

    -- Banking fee and other income was $1.1 million in the March 2007 quarter, up 17.2% from March 2006 quarter and 2.4% from December 2006 quarter, primarily from Harrington Wealth Management (HWM) fees and prepayment penalty fees. With the higher than expected prepayment of loans in the March quarter, HWFG earned prepayment penalty fees of $98 thousand compared with $4 thousand and $73 thousand in the March 2006 and December 2006 quarters, respectively.

    -- Operating expenses were $5.7 million in the March 2007 quarter compared to $5.4 million in the March 2006 quarter (increasing 5.6%) and virtually unchanged from the December 2006 quarter. In the March 2007 quarter, HWFG incurred a $39 thousand charge for the acceleration of the vesting of options on the retirement of a director of HWFG and an officer of LPB. HWFG seeks to control its operating cost growth to a low level in the context of its controlled expansion of banking centers in its markets. In this regard, HWFG announced that it would be terminating its Portfolio and Rate Risk Analysis Agreement with Smith Breeden Associates, Inc. as of April 30, 2007 and will be bringing these functions in-house at an expected comparable or lower cost with enhanced analytical capabilities for the core banking business.

    Community Banking Update

    HWFG seeks to grow its diversified loan portfolio and deposits at high single to low double digit annual rates through the controlled expansion of its banking centers and its lending and deposit gathering teams in its primary markets of the Central Coast of California, the Phoenix metro and the Kansas City metro. Although the Company has achieved these loan and deposit growth rates over the last several years, it has been reducing its investment portfolio to redeploy equity capital into the core franchise. As such, average earning assets have declined marginally over the last year, while margins have remained relatively constant. The higher loan to securities mix has helped to expand margins. However, the repricing lag in some of HWFG's loans and securities (COFI, lagging PRIME, and lagging Treasury-indexed) and tighter loan spreads with the flat yield curve have counterbalanced this expansion in margin from the mix change. HWFG anticipates that over time the loan mix change, catch-up in the asset repricing lag, and a stabilization of the investment portfolio balances will result in improving net interest income. The loan portfolio mix comparisons are shown in the following chart:



                               HWFG Net Loan Growth and Mix
                                   (Dollars in millions)

                      March 31, 2007  December 31, 2006 March 31, 2006
                     --------------- ------------------ --------------
Loan Type             Total   % of      Total    % of    Total  % of
                               Total              Total          Total
Commercial Real
 Estate               $259.4   34.0%     $264.9   34.6% $252.7   36.5%
Multi-family Real
 Estate                 77.3   10.1%       79.9   10.4%   82.4   11.9%
Construction (1)       119.7   15.7%      112.6   14.7%   83.5   12.1%
Single-family Real
 Estate                114.4   15.0%      106.7   13.9%  111.5   16.1%
Commercial and
 Industrial Loans      111.8   14.7%      119.1   15.6%   95.3   13.8%
Land Acquisition and
 Development            51.9    6.8%       54.7    7.1%   39.3    5.7%
Consumer Loans          26.3    3.4%       25.3    3.3%   26.3    3.8%

(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.


    Another HWFG strategy is to grow its banking fees from a diversified menu of banking services with an emphasis on investment management fees from its subsidiary, Harrington Wealth Management Company. HWM fees were $237 thousand in the March 2007 quarter, growing 20.3% over the March 2006 quarter. A summary of banking fee and other income is shown in the following table:



                            Banking Fee & Other Income
                              (Dollars in thousands)

            March 2007  December            March    March
              Quarter     2006               2007     2006
                         Quarter % Change   Quarter  Quarter % Change
------------------------------------------ ---------------------------
Banking Fee
 Type
Mortgage
 Brokerage
 Fee,
 Prepayment
 Penalties &
 Other Loan
 Fees             $239     $276     -13.4%    $239     $207      15.5%
Deposit,
 Other
 Retail
 Banking
 Fees &
 Other Fee
 Income            395      363       8.8%     395      320      23.4%
Harrington
 Wealth
 Management
 Fees              237      230       3.0%     237      197      20.3%
BOLI Income,
 net               201      178      12.9%     201      191       5.2%
            ----------- -------- --------- -------- -------- ---------
Total
 Banking Fee
 & Other
 Income         $1,072   $1,047       2.4%  $1,072     $915      17.2%
            =========== ========           ======== ========


    HWFG is also focused on developing more low and non costing deposits through a dual pronged program: (1) a sales development and incentive program throughout its banking centers focused on calling on viable commercial and retail DDA prospects, and (2) an incentive and training program for all business and commercial real estate lenders to gather more core deposits from commercial customers in a team approach with the banking centers. HWFG is also adding remote deposit products to enhance customer convenience.

    HWFG has plans to expand its banking centers on a controlled basis by adding 2-3 banking centers approximately every 18 to 24 months. HWFG plans to start the construction in late April 2007 on its 17th banking center in the HWFG system and third in the Phoenix, Arizona metro, located in the northwest valley community of Surprise, and this banking center is expected to be completed in late 2007. HWFG has acquired parcels in the southeast valley community of Gilbert, Arizona and the north Phoenix Deer Valley Airpark. It is expected that the Gilbert banking center will be completed in mid 2008 and the Deer Valley Airpark center in late 2008 or early 2009. HWFG is also seeking fill-in locations in its central coast markets.

    Closing Comments

    In commenting on the quarter, Craig J. Cerny, Chairman and CEO of HWFG stated, "HWFG made progress in the quarter in improving its core profitability on a linked quarter basis in a very challenging banking environment. Our net interest margin has remained steady, we controlled expenses well, and banking fee income grew nicely with higher prepayment penalty fees and HWM fees. The temporary slowdown in loan growth was primarily the result of higher prepayments from a few borrowers selling their commercial real estate and incurring prepayment penalties and the timing of the use of commercial lines of credit. We believe our loan pipeline and diversified loan products allow us the opportunity to meet our loan portfolio growth objectives in 2007. We are focused on core deposit development and more concerned with deposit cost reduction relative to our marginal borrowing cost than higher rates of deposit growth, which is largely dependent on higher cost, certificate of deposit related products. We believe these steps, coupled with our dedication to risk management, will lead to improved shareholder and franchise value."

    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $187.8 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





Consolidated Financial Data - Harrington West Financial Group, Inc.
(unaudited)
                                                  Quarter ended
 (In thousands, except per share data)     Mar. 31, 2007 Mar. 31, 2006
------------------------------------------ ------------- -------------

Interest income                                 $19,318       $17,664
Interest expense                                 11,639         9,858
                                           ---------------------------
Net interest income                               7,679         7,806
Provision for loan losses                           100           140
                                           ---------------------------
Net interest income after provision for
 loan losses                                      7,579         7,666
Non-interest income:
 Gain/(loss) on sale of AFS                           -          (466)
 Income (loss) from trading assets                    4           721
 Other gain (loss)                                    -            (4)
 Increase in cash surrender value
    of insurance                                    201           191
 Banking fee & other income                         871           724
                                           ---------------------------
  Non-interest income                             1,076         1,166
Non-interest expense                              5,694         5,392
                                           ---------------------------
Income before income taxes                        2,961         3,440
Provision for income taxes                        1,106         1,342
                                           ---------------------------
Net income                                       $1,855        $2,098
                                           ===========================

Per share:
Net income - basic                                $0.34         $0.39
Net income - diluted                              $0.33         $0.38
Weighted average shares used
 in Basic EPS calculation                     5,516,239     5,410,370
Weighted average shares used
 in Diluted EPS calculation                   5,632,054     5,564,236
Cash dividends                                    $0.13         $0.13
Book value at period-end                         $12.48        $11.51
Tangible Book Value at period end                $11.33        $10.29
Ending shares                                 5,546,653     5,418,843

Financial ratios
Return on average assets                           0.66%         0.74%
Return on average equity                          10.92%        14.02%
Average equity to average
 assets (leverage ratio)                           6.03%         5.29%
Net interest margin                                2.80%         2.83%
Efficiency ratio                                  65.07%        61.83%

Period averages
Total assets                                 $1,142,035    $1,147,547
Securities and trading assets                  $301,297      $385,414
Total loans, net of allowance                  $760,259      $684,183
Total earning assets                         $1,089,913    $1,100,599
Total deposits                                 $732,105      $674,124
Total equity                                    $68,880       $60,700
*T



Consolidated Financial Data - Harrington West Financial Group, Inc.
(unaudited)
 (In thousands, except per share data)

                             Quarter Ended
                Mar. 31,   Dec. 31,   Sep. 30,   Jun. 30,   Mar. 31,
                   2007       2006       2006       2006       2006
----------------------------------------------------------------------

Interest income   $19,318    $19,250    $18,978    $18,207   $ 17,664
Interest
 expense           11,639     11,700     11,275     10,510      9,858
               -------------------------------------------------------
Net interest
 income             7,679      7,550      7,703      7,697      7,806
Provision for
 loan losses          100         75        200        150        140
               -------------------------------------------------------
Net interest
 income after
 provision for
 loan losses        7,579      7,475      7,503      7,547      7,666
Non-interest
 income:
 Gain/(loss) on
  sale of AFS           -          -          -       (147)      (466)
 Income (loss)
  from trading
  assets                4         42        150        113        721
 Other gain
  (loss)                -        (11)       (26)         2         (4)
 Increase in
  cash
  surrender
  value of
  insurance           201        178        185        191        191
 Banking fee &
  other income        871        869        746      1,003        724
               -------------------------------------------------------
       Non-
       interest
        income      1,076      1,078      1,055      1,162      1,166
Non-interest
 expense            5,694      5,674      5,543      5,560      5,392
               -------------------------------------------------------
Income before
 income taxes       2,961      2,879      3,015      3,149      3,440
Provision for
 income taxes       1,106        926        913      1,074      1,342
               -------------------------------------------------------
Net income         $1,855     $1,953     $2,102     $2,075     $2,098
               =======================================================


Per
 share:
Net income -
 basic              $0.34      $0.36      $0.39      $0.38      $0.39
Net income -
 diluted            $0.33      $0.35      $0.38      $0.37      $0.38
Weighted
average shares
 used
 in Basic EPS
  calculation   5,516,239  5,458,397  5,448,820  5,446,100  5,410,370
Weighted
average shares
 used
 in Diluted EPS
  calculation   5,632,054  5,614,468  5,585,527  5,588,019  5,564,236
Cash dividends
 per share          $0.13      $0.13      $0.13      $0.13      $0.13
Book value at
 period-end        $12.48     $12.40     $12.08     $11.87     $11.51
Tangible Book
 value at
 period-end        $11.33     $11.22     $10.89     $10.67     $10.29
Ending shares   5,546,653  5,460,393  5,449,593  5,447,643  5,418,843

Financial
 ratios
Return on
 average assets      0.66%      0.68%      0.73%      0.73%      0.74%
Return on
 average equity     10.92%     11.66%     12.81%     13.04%     14.02%
Average equity
 to average
 assets
  (leverage
  ratio)             6.03%      5.81%      5.73%      5.64%      5.29%
Net interest
 margin              2.80%      2.81%      2.88%      2.85%      2.83%
Efficiency
ratio               65.07%     66.00%     64.20%     62.54%     61.83%

Period averages
Total
assets         $1,142,035 $1,143,344 $1,135,802 $1,131,525 $1,147,547
Securities and
 trading assets  $301,297   $317,809   $329,143   $357,127   $385,414
Total loans,
net of
allowance        $760,259   $748,376   $730,840   $697,804   $684,183
Total earning
 assets        $1,089,913 $1,092,419 $1,085,258 $1,082,200 $1,100,599
Total deposits   $732,105   $713,173   $704,644   $694,226   $674,124
Total equity      $68,880    $66,457    $65,102    $63,781    $60,700





(In thousands, except per share data)

                                    Quarter ended
                Mar. 31,   Dec. 31,   Sep. 30,   Jun. 30,   Mar. 31,
                   2007       2006       2006       2006       2006
Balance sheet
 at period-end
Cash and due
 from banks       $15,476    $21,178    $16,181    $16,508    $18,540
Investments and
 fed funds sold   290,212    310,635    321,512    327,329    367,127
Loans, before
 allowance for
 loan losses      760,355    762,947    749,144    721,790    689,668
Allowance for
 loan losses       (6,013)    (5,914)    (5,845)    (5,614)    (5,800)
Goodwill and
 core deposit
 intangibles        6,369      6,431      6,494      6,557      6,620
Other assets       60,001     59,196     58,715     58,983     57,898
               -------------------------------------------------------
 Total assets  $1,126,400 $1,154,473 $1,146,201 $1,125,553 $1,134,053
               =======================================================

Interest
 bearing
 deposits        $682,851   $677,767   $654,342   $663,168   $645,390
Non-interest
 bearing
 deposits          50,260     54,990     54,117     47,954     51,373
Other
 borrowings       316,725    347,915    364,662    343,856    369,908
Other
 liabilities        7,362      6,103      7,225      5,898      5,024
Shareholders'
 equity            69,202     67,698     65,855     64,677     62,358
 Total
  liabilities
  and
  shareholders'
               -------------------------------------------------------
      equity   $1,126,400 $1,154,473 $1,146,201 $1,125,553 $1,134,053
               =======================================================

Asset quality
 and capital -
 at period-end
Non-accrual
 loans                 $-         $-         $-         $-         $-
Loans past due
 90 days or
 more                  95         98        101          -        466
Other real
 estate owned           -          -      1,071      1,021      1,050
               -------------------------------------------------------
 Total non
  performing
  assets              $95        $98     $1,172     $1,021     $1,516
               =======================================================

Allowance for
 losses to
 loans               0.79%      0.78%      0.78%      0.78%      0.84%
Non-accrual
 loans to total
 loans               0.00%      0.00%      0.00%      0.00%      0.00%
Non-performing
 assets total
 assets              0.01%      0.01%      0.10%      0.09%      0.13%





Consolidated Financial Data - Harrington West Financial Group, Inc.
(unaudited)
                      Three months ended        Three months ended
(In thousands)          March 31, 2007            March 31, 2006
                  ----------------------------------------------------
                    Balance   Income  Rate    Balance   Income  Rate
                                       (6)                       (6)
                  ----------------------------------------------------
Interest earning
 assets:
  Loans receivable
   (1)              $760,259 $14,992   7.92%  $684,183 $12,654   7.43%
  FHLB stock          14,648     218   6.04%    16,396     194   4.80%
  Securities and
   trading account
   assets (2)        302,918   4,031   5.32%   388,578   4,765   4.91%
  Cash and cash
   equivalents (3)    12,088      77   2.58%    11,442      51   1.81%
                  -------------------       -------------------
   Total interest
    earning assets 1,089,913  19,318   7.11% 1,100,599  17,664   6.44%
                             --------                  --------
Non-interest-
 earning assets       52,122                    46,948
                  -----------               -----------
    Total assets  $1,142,035                $1,147,547
                  ===========               ===========

Interest bearing liabilities:
  Deposits:
   NOW and money
    market
    accounts        $103,997    $685   2.67%  $110,680    $549   2.01%
   Passbook
    accounts and
    certificates
    of deposit       578,703   6,892   4.83%   514,849   4,698   3.70%
                  -------------------       -------------------
    Total deposits   682,700   7,577   4.50%   625,529   5,247   3.40%

FHLB advances (4)    244,044   3,059   5.08%   322,100   3,712   4.67%
  Reverse
  repurchase
   agreements         64,656     437   2.70%    59,102     436   2.95%
  Other borrowings
   (5)                25,774     566   8.78%    25,774     463   7.19%
                  -------------------       -------------------
   Total interest-
    bearing
    liabilities    1,017,174  11,639   4.62% 1,032,505   9,858   3.85%
                             --------                  --------
Non-interest-
 bearing deposits     49,405                    48,595
Non-interest-
 bearing
 liabilities           6,576                     5,747
                  -------------------------------------
    Total
     liabilities   1,073,155                 1,086,847
Stockholders'
 equity               68,880                    60,700
                  -----------               -----------
Total liabilities
 and stockholders'
 equity           $1,142,035                $1,147,547
                  ===========               ===========
Net interest-
 earning assets
 (liabilities)       $72,739                   $68,094
                  ===========               ===========

Net interest
 income/interest
 rate spread                  $7,679   2.49%            $7,806   2.59%
                             ===============           ===============
Net interest
 margin                                2.80%                     2.83%
                                     =======                   =======
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities                         107.15%                   106.60%
                                     =======                   =======

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2) Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other assets.
3) Consists of cash and due from banks and Federal funds sold.
4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.
5) Consists of other debt and a note payable under a revolving line of credit.
6) Annualized.


    CONTACT: Harrington West Financial Group, Inc.
             For information contact:
             Craig J. Cerny 480/596-6555
             For share transfer information contact:
             Lisa F. Watkins 805/688-6644